UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2023

LOTTERY.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38508	81-1996183
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20808 State Hwy 71 W, Unit B, Spicewood, TX	78669
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (737) 309-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LTRY	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50	LTRYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2023, the board of directors (the “Board of Directors”) of Lottery.com, Inc. (the “Company”) appointed Robert J. Stubblefield as Chief Financial Officer of the Company, effective immediately.

Prior to joining the Company, Mr. Stubblefield, age 59, has served as the chief financial officer of Demeta, Inc. since January 2022 and of Regnum Corp. since March 2020. Mr. Stubblefield was the chief financial officer of Wookey Project Corp. and Wookey Search Technologies Corporation from March 2020 to December 2021. Further, Mr. Stubblefield served as a contract chief financial officer of Sherpa Digital Media, Inc. from February 2019 to December 2021. Prior to this role, from October 2017 to December 2019, Mr. Stubblefield served as a consulting chief financial officer for various start-ups and growth companies in the San Francisco Bay Area.

There are no arrangements or understandings between Mr. Stubblefield and any other persons pursuant to which he was selected as an officer, he has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Stubblefield will be eligible to participate in the Company’s equity compensation plans. The Company plans to enter into an indemnification agreement with Mr. Stubblefield in the same form as its other officers have entered, which is filed as exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

The Board of Directors has not yet determined Mr. Stubblefield’s compensation or agreed to terms on a written compensation agreement, and the Company will file a Current Report on Form 8-K once such compensation has been determined by the Board of Directors.

On July 20, 2023, the Board of Directors terminated Mark Gustavson from his role as Chief Executive Officer of the Company and appointed Matthew McGahan, the Chairman of the Board of Directors, to serve as interim Chief Executive Officer until the Company finds a permanent replacement. In connection with his appointment as interim Chief Executive Officer, Mr. McGahan resigned from all committees of the Board of Directors of which he was a member. There are no arrangements or understandings between Mr. McGahan and any other persons pursuant to which he was selected as an officer, he has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Board of Directors has not yet determined Mr. McGahan’s compensation or agreed to terms on a written compensation agreement, and the Company will file a Current Report on Form 8-K once such compensation has been determined by the Board of Directors.

In addition, on July 20, 2023, the Board of Directors appointed Paul S. Jordan and Tamer T. Hassan as independent members of the Board of Directors, effective immediately. Messrs. Jordan and Hassan were both appointed as members of the Audit Committee and Mr. Jordan was also appointed as a member of the Compensation Committee. Mr. Hassan satisfies Nasdaq’s Board Diversity Rule.

Tamer T. Hassan, age 55, is a former boxer and worked in football management before becoming a British actor with a slate of over 60 films. He is best known for his role as the leader of the Millwall firm, opposite Danny Dyer, in “The Football Factory” (2004), “Layer Cake (2004) opposite Daniel Craig, “Batman Begins” (2005), “The Business” (2005), and “Game of Thrones” (2016). Mr. Hasan has recently completed filming for “The Witcher” (Season 2) on Netflix with Henry Cavil. He also remains involved with creative content and participates in voice-over roles. Mr. Hassan’s entrepreneurial skills have led him to participate in large-scale projects in entertainment, sports & leisure, and hospitality. He has a passion for supporting emerging acting talent in Cyprus and is the founder of The Tamer Hassan Academy for Acting.

Paul S. Jordan, age 63, is a motorsport commercial specialist with extensive international sponsorship, acquisitions and communication skills and experience. With an active career in motorsport that spans more than four decades, Mr. Jordan has held senior positions with the world’s top Formula One Teams and some of most recognizable motorsport brands.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LOTTERY.COM, INC.

Date: July 20, 2023	By:	/s/ Matthew McGahan
	Name:	Matthew McGahan
	Title:	Interim Chief Executive Officer